EXHIBIT 99.B5.6


                              EXHIBIT (d) (2) (mm)

                      FORM OF INVESTMENT COUNSEL AGREEMENT
                             FOR MID-CAP SUMMIT FUND



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                                     FORM OF
                                IDEX SERIES FUND
                          INVESTMENT COUNSEL AGREEMENT

      This Agreement is entered into as of March 1, 1999 between IDEX MANAGEMENT, INC., a Delaware corporation (referred to herein as "Idex Management"), and Pilgrim Baxter and Associates, Ltd. a Delaware corporation (referred to herein as "Pilgrim Baxter").

      WHEREAS, Idex Management entered into a Management and Investment Advisory Agreement (referred to herein as the "Advisory Agreement"), dated as of March 1, 1999 with IDEX Series Fund, a Massachusetts business trust (referred to herein as "IDEX"), an open-end management investment company registered under The Investment Company Act of 1940 (the "1940 Act"), on behalf of the Mid-Cap Summit Fund (the "Fund"), under which Idex Management has agreed, among other things, to act as investment adviser to the Fund.

      WHEREAS, the Advisory Agreement provides that Idex Management may engage Pilgrim Baxter to furnish investment information and advice to assist Idex Management in carrying out its responsibilities under the Advisory Agreement as investment adviser to the Fund.

      WHEREAS, it is the purpose of this Agreement to express the mutual agreements of the parties hereto with respect to the services to be provided by Pilgrim Baxter to Idex Management and the terms and conditions under which such services will be rendered.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

      1. SERVICES OF PILGRIM BAXTER. Pilgrim Baxter shall act as investment adviser to Idex Management with respect to the Fund. In this capacity, Pilgrim Baxter shall have the following responsibilities:

      (a) to provide a continuous investment program for the Fund including management of the acquisition, holding or disposition of any or all of the securities or other assets which the Fund may own or contemplate acquiring from time to time;

      (b) Pilgrim Baxter will place orders for the purchase and sale of securities primarily with or through such persons, brokers or dealers whom it believes will provide the most favorable price and efficient execution. Within the framework of this policy and in accordance with
          Section 28(e) of the Securities & Exchange Act of 1934, Pilgrim Baxter may consider the financial responsibility, research and investment information and other services provided by brokers or dealers who may effect or be a party to any such transaction or other transactions to which Pilgrim Baxter's other clients may be a party. It is understood that it is desirable for the Fund that Pilgrim Baxter have access to supplemental investment and market research and security and economic analysis provided by brokers who may execute brokerage transactions at a higher cost to the Fund that may result when allocating brokerage to other brokers solely on the basis of seeking the most favorable price. Therefore, Pilgrim Baxter is authorized to place orders for the purchase and sale of securities for the Fund with such brokers, subject to review by Idex Management and the Trust's Board of Trustees, from time to time, with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers also may be useful to Pilgrim Baxter in connection with Pilgrim Baxter's services to other clients.

          On occasions when Pilgrim Baxter deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of Pilgrim Baxter, to the extent permitted by applicable laws and regulations, Pilgrim Baxter may, but shall be under no obligation to, aggregate the securities to be so purchased or sold in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by Pilgrim Baxter in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

      (c) to cause its officers to attend meetings of Idex Management or the Fund and furnish oral or written reports, as Idex Management may reasonably require, in order to keep Idex Management and its officers and the Trustees of IDEX and appropriate officers of IDEX fully informed as to the condition of the investment portfolio of the Fund, the investment recommendations of Pilgrim Baxter, and the investment considerations which have given rise to those recommendations;

      (d) to furnish such statistical and analytical information and reports as may reasonably be required by Idex Management


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          from time to time; and

      (e) to supervise the purchase and sale of securities.

      2. OBLIGATIONS OF IDEX MANAGEMENT. Idex Management shall have the following obligations under this Agreement:

      (a) to keep Pilgrim Baxter continuously and fully informed as to the composition of the Fund's investment portfolio and the nature of the Fund's assets and liabilities from time to time;

      (b) to furnish Pilgrim Baxter with a certified copy of the IDEX's By-laws and with a certified copy of any financial statement or report prepared for the Fund by certified or independent public accountants, and with copies of any financial statements or reports made by the Fund to its shareholders or to any governmental body or securities exchange;

      (c) to promptly furnish Pilgrim Baxter with copies of the Fund's current prospectus and statement of additional information, together with any investment restrictions or limitations imposed upon the management of the assets of the Fund by the Trust's Board of Trustees or officers, or those imposed by Idex Management, and copies of any or all Exemptive Orders or no-action letters received by the Trust from the Securities and Exchange Commission which may apply to the Fund.

      (d) to furnish Pilgrim Baxter with any further materials or information which Pilgrim Baxter may reasonably request to enable it to perform its functions under this Agreement;

      (e) to compensate Pilgrim Baxter for its services provided, and the expenses assumed under this Agreement, by (i) the payment of a monthly fee as set forth on schedule A attached to this Agreement, as it may be amended from time to time in accordance with Section 10 below. In the event that this Agreement shall be effective for only part of a period to which any such fee received by Idex Management is attributable, then an appropriate pro-ration of the fee that would have been payable hereunder if this Agreement had remained in effect until the end of such period shall be made, based on the number of calendar days in such period and the number of calendar days during the period in which this Agreement was in effect. The fees payable to Pilgrim Baxter hereunder shall be payable upon receipt by Idex Management from the Fund of fees payable to Idex Management under
          Section 6 of the Advisory Agreement; and

      3. TREATMENT OF INVESTMENT ADVICE. Idex Management may direct Pilgrim Baxter to furnish its investment information, advice and recommendations directly to officers of IDEX.

      4. PURCHASES BY AFFILIATES. Neither Pilgrim Baxter nor any of its officers or Directors shall take a long or short position in the securities issued by the Fund. This prohibition, however, shall not prevent the purchase from the Fund of shares issued by the Fund on behalf of the Fund by the officers and Directors of Pilgrim Baxter (or deferred benefit plans established for their benefit) at the current price available to the public, or at such price with reductions in sales charge as may be permitted in the Fund's current prospectus in accordance with
Section 22(d) of the Investment Company Act of 1940, as amended (the "1940
Act").

      5. LIABILITY OF PILGRIM BAXTER. Pilgrim Baxter may rely on information provided to it by Idex Management or IDEX reasonably believed by it to be accurate and reliable. Except as may otherwise be provided by the 1940 Act, neither Pilgrim Baxter nor its officers, directors, employees or agents shall be subject to any liability to the Fund or any shareholders of the Fund or to Idex Management for any error of judgment, mistake of law or any loss arising out of any investment or other act or omission in the course of, connected with or arising out of any service to be rendered hereunder, except by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of reckless disregard of its obligations and duties under this Agreement.

      6. COMPLIANCE WITH LAWS. Pilgrim Baxter represents that it is, and will continue to be throughout the term of this Agreement, an investment adviser registered under all applicable federal and state laws. In all matters relating to the performance of this Agreement, Pilgrim Baxter will act in conformity with the IDEX's Declaration of Trust, Bylaws, and current prospectus and with the instructions and direction of Idex Management and IDEX's Trustees, and will conform to and comply with the 1940 Act and all other applicable federal or state laws and regulations.

      7. TERMINATION. This Agreement shall terminate automatically with respect to the Fund upon the termination of the Advisory Agreement with respect to such Fund. This Agreement may be terminated at any time with respect to the Fund, without penalty, by Idex Management or by IDEX by giving 60 days' written notice of such termination to Pilgrim Baxter at its principal place of business, provided that, if terminated by IDEX, such termination is approved by the Board of Trustees of IDEX or by vote of a majority of the outstanding voting securities (as that phrase is defined in Section 2(a)(42) of the 1940 Act) of the Fund. This Agreement may be terminated at any time by Pilgrim Baxter by giving 60 days' written notice of such termination to IDEX and Idex Management at their respective principal places of business.

      8. ASSIGNMENT. This Agreement shall terminate automatically in the event of any assignment (as that term is defined in Section 2(a)(4) of the 1940 Act) of this Agreement.

      9. TERM. This Agreement shall continue in effect, unless sooner terminated in accordance with its terms, for an initial term ending April 30, 2000, and shall continue in effect from year to year thereafter so long as such continuance is specifically approved at least annually by the vote of a majority of the Trustees of IDEX who are not parties hereto or interested persons (as that term is defined in Section 2(a)(19) of the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on the approval of the terms of such renewal, and by either the Trustees of IDEX or the affirmative vote of a majority of the outstanding voting securities of the Fund (as that phrase is defined in Section 2(a)(42) of the 1940 Act).

      10. AMENDMENTS. This Agreement may be amended with respect to the Fund only with the approval by the affirmative vote of a majority of the outstanding voting securities (as that phrase is defined in Section 2(a)(42) of the 1940
Act) of such Fund and the approval by the vote of a majority of the Trustees of IDEX who are not parties hereto or interested persons (as that term is defined in Section 2(a)(19) of the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on the approval of such amendment, unless otherwise permitted by the 1940 Act.

      11. PRIOR AGREEMENTS. This agreement supersedes all prior agreements between the parties relating to the subject matter hereof, and all such prior agreements are deemed terminated upon the effectiveness of this agreement.

      12. MISCELLANEOUS

          (a) Pilgrim Baxter shall not be required to pay any expenses of the Fund. In particular, but without limiting the generality of the foregoing, Pilgrim Baxter shall not be responsible for the following expenses of the Fund: organization and certain offering expenses of the Fund, legal expenses; auditing and accounting expenses; interest expenses; telephone, telex, facsimile, postage and other communications expenses; taxes and governmental fees; fees, dues and expenses incurred by or with respect to the Fund in connection with membership in investment company trade organization; costs of insurance relating to fidelity coverage for the Fund's officers and employees; fees and expenses of the Fund's custodian, any subcustodian, transfer agent registrar, or dividend disbursing agent; payments to the Adviser for maintaining the Fund's financial books and records and calculating the daily net asset value; other payments for portfolio pricing or valuation services to pricing agents, accountants, bankers and other specialists, if any; expenses of preparing share certificates; other expenses in connection with the issuance, offering, distribution, sale or redemption of securities issued by the Fund; expenses relating to investor and public relations; expenses of registering and qualifying shares of the Fund for sale; freight, insurance and other charges in connection with the shipment of the Fund's portfolio securities; brokerage commissions or other costs of acquiring or disposing of any portfolio securities or other assets of the Fund, or of entering into other transactions or engaging in any investment practices with respect to the Fund; expenses of printing and distributing prospectuses, Statements of Additional Information, reports, notices and dividends to stockholders; costs of stationery; any litigation expenses; and costs of stockholders' meetings; costs relating to meetings of the Board of Trustees of IDEX except for travel expenses for representatives of Pilgrim Baxter to the extent that such expenses relate to attendance at meetings of the Board of Trustees of IDEX with respect to matters concerning the Fund, or any committees thereof or advisers thereto.

          (b) It is understood that the services of Pilgrim Baxter are not exclusive, and that nothing in this Agreement shall prevent Pilgrim Baxter from providing similar services to other investment companies or to other series of investment companies, or from engaging in other activities, provided such other services and activities do not, during the term of the Agreement, interfere in a material manner with Pilgrim Baxter's ability to meet its obligations to the Fund hereunder. When Pilgrim Baxter recommends the purchase or sale of the same security for the Fund, it is understood that in light of its fiduciary duty to the Fund, such transactions will be executed on a basis that is fair and equitable to the Fund. In connection with purchases or sales of portfolio securities for the account of the Fund, neither Pilgrim Baxter nor any of its directors, officers or employees shall act as principal or agent or receive any commission, provided that portfolio transactions for the Fund may be executed through firms affiliated with Pilgrim Baxter in accordance with applicable legal requirements, and procedures adopted by the Trustees of the Fund.

          (c) During the term of this Agreement, Idex Management agrees to furnish Pilgrim Baxter, at is principal office, all prospectuses, proxy statements, reports to shareholders, sales literature or other materials prepared for distribution to shareholders of the Fund, IDEX or the public that refer to Pilgrim Baxter or its clients in any way.
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      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ATTEST:                                THE PILGRIM  BAXTER & ASSOCIATES, LTD.

______________________________         By:_____________________________________
Secretary                              Title:



ATTEST:                                IDEX MANAGEMENT, INC.

_______________________________        By:_____________________________________
Assistant Secretary                       G. John Hurley
                                          President and Chief Executive Officer


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Investment Counsel Agreement

                                   SCHEDULE A

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            FUND                ANNUAL PERCENTAGE                 TERMINATION
                               OF MONTHLY AVERAGE                    DATE
                                DAILY NET ASSETS
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       MID-CAP SUMMIT         0.50% of the first $100           April 30, 2000
                              million of the Fund's average
                              daily net assets; 0.40% of
                              assets in excess of $100
                              million (from first dollar)
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